Exhibit 1.1


                       VAN KAMPEN UNIT TRUSTS, SERIES 536
                                 TRUST AGREEMENT

                            Dated: November 15, 2005

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, Cohen & Steers Capital Management, Inc., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:


                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

          1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

          2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for each Trust in the "Summary of Essential Financial Information" in the Prospectus.

          3. The aggregate number of Units described in Section 2.03(a) for each Trust is that number of Units set forth under "Initial number of Units" for a Trust in the "Summary of Essential Financial Information" in the Prospectus.

          4. Section 1.01(5) is replaced in its entirety by the following:

             "(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

          5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

          6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

          7. With respect to the Utility Income Portfolio, Series 19, the term "Deferred Sales Charge Payment Date" shall mean July 10, 2006 and the tenth day of each month thereafter through November 10, 2006. With respect to all other Trusts, the term "Deferred Sales Charge Payment Date" shall mean April 10, 2005 and the tenth day of each month thereafter through August 10, 2006 with respect to the amount designated "Deferred sales charge in the first year" in the "Fee Table" in the Prospectus and April 10, 2007 and the tenth day of each month thereafter through June 10, 2007 with respect to the amount designated "Deferred sales charge in second year" in the "Fee Table" in the Prospectus.

          8. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for each Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

         9. With respect to Financial Institutions Portfolio, Series 28 only, the term "Percentage Ratio" shall mean (a) for the first ninety (90) days of such Trust's term the percentage relationship among the Equity Securities based on the dollar value of each Equity Security per Unit existing immediately prior to an additional deposit of Securities and (b) for the remaining term of such Trust, the percentage relationship among the Equity Securities based on the number of shares of each Equity security per Unit existing immediately prior to an additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security.

         10. With respect to Cohen & Steers REIT Income Portfolio 2005-4 only, the term "Supervisor" shall mean Cohen & Steers Capital Management, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust. With respect to all other Trusts, the term "Supervisor" shall mean Van Kampen Asset Management and its successors in interest, or any successor portfolio supervisor as provided in the Standard Terms and Conditions of Trust.

        11. With respect to Financial Institutions Portfolio, Series 28 only, the term "Percentage Ratio" shall mean (a) for the first ninety (90) days of such Trust's term the percentage relationship among the Equity Securities based on the dollar value of each Equity Security per Unit existing immediately prior to an additional deposit of Securities and (b) for the remaining term of such Trust, the percentage relationship among the Equity Securities based on the number of shares of each Equity security per Unit existing immediately prior to an additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security.

        12. With respect to Cohen & Steers REIT Income Portfolio 2005-4 and Utility Income Portfolio, Series 19 only, Section 3.05(b)(ii) shall be replaced in is entirety by the following:

                  "(ii) For purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholders pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of (1) the fees and expenses then deductible pursuant to
         Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

               In the event that the amount on deposit in the Income  Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

         13. With respect to Cohen & Steers REIT Income Portfolio 2005-4 only, the first paragraph of Section 4.01 is hereby replaced with the following:

             "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.05% of the average daily Trust Evaluation (described in Section 6.01) for Cohen & Steers REIT Income Portfolio 2005-4."

         14. Sections 5.01(b) and (c) are replaced in their entirety by the following:

         "(b) During the initial offering period of a Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities' such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

         (c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

         15. Section 6.02 of the Standard Terms and Conditions of Trust shall be amended by adding the following to the end of such Section:

               "Notwithstanding anything to the contrary herein, each Unitholder who holds Units designated with a "Classic CUSIP" number will be deemed to have tendered all Units then owned for redemption to the Trustee on the Special Redemption Date for the related Trust set forth under "Essential Information" in the Prospectus and shall have such Units redeemed on such date as provided herein."

        16. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

         17. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.


         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.



                              VAN KAMPEN FUNDS INC.


                             By /s/ JOHN F. TIERNEY
               ---------------------------------------------------
                               Executive Director





                           VAN KAMPEN ASSET MANAGEMENT


                             By /s/ JOHN F. TIERNEY
               ---------------------------------------------------
                               Executive Director





                     COHEN & STEERS CAPITAL MANAGEMENT, INC.

                              By /s/ JOHN J. MCCOMB
                  ---------------------------------------------
                              Senior Vice President





                              THE BANK OF NEW YORK


                             By /s/ DESMOND O'REGAN
                 -----------------------------------------------
                                 Vice President







                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 536

     [Incorporated herein by this reference and made a part hereof is each "Portfolio" schedule as set forth in the Prospectus.]